Exhibit 10.25

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT ("Agreement") is made as of June 18, 2003 ("Effective Date"), by and between Netergy Microelectronics, Inc., a California corporation, with its principal place of business at 2445 Mission College Blvd., Santa Clara, CA 95054, telephone +14087271212 ("Netergy") and Leadtek Research, Inc., a Taiwanese corporation, with its principal place of business at 18F, No. 166, Chien-Yi Rd., Chung Ho, Taipei Hsien, Taiwan, R.O.C., telephone +886282265800 ("Leadtek").

WHEREAS, Netergy is engaged, among other things, in the design, manufacturing, marketing, sale and distribution of the VIP-1 video and voice over Internet protocol communications semiconductor and specific firmware (such business of Netergy conducted as of the Effective Date and as contemplated to be conducted, with such additions or changes thereto as shall occur after the Effective Date and prior to the Closing Date in accordance with this Agreement, is referred herein collectively as the "Business");

WHEREAS, the Business is composed of certain assets and liabilities that are currently part of, owned by or licensed to Netergy;

WHEREAS, Netergy desires to sell, transfer and assign to Leadtek and Leadtek desires to purchase from Netergy, the Purchased Assets, and Leadtek is willing to assume the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth herein;

WHEREAS, Netergy and Leadtek desire to enter into the Bill of Sale and General Assignment, the Assumption Agreement, the VCP & T2U Manufacturing License Agreement, the First Amendment to the VCPex License Agreement, the T3 and Veracity License Agreement and the Patent License (each such agreement and any other agreement or instrument entered into on or prior to the Closing Date pursuant to the provisions of this Agreement are hereinafter referred to collectively as the "Collateral Agreements");

WHEREAS , the Parties had previously entered into the Development and License Agreement dated April 5th, 2002 ("VIP Agreement")

NOW, THEREFORE, in consideration of and based on these premises, the mutual agreements, covenants, representations and warranties contained herein and in the Collateral Agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

  DEFINITIONS.

  1.1.   DEFINED TERMS. For the purposes of this Agreement, in addition to the words and phrases that are described throughout the body of this Agreement, the following terms shall have the following meanings:

  1.1.1.  ""Affiliate" of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

  1.1.2.  "Assumption Agreement", "Bill of Sale and General Assignment", "VCP & T2U Manufacturing Agreement", "First Amendment to the VCPex License Agreement", "T3 and Veracity License Agreement" and "Patent License" means the agreement with those respective titles executed by Leadtek and Netergy prior to Closing.

  1.1.3.  "Benefit Plan" means each bonus, profit sharing, stock ownership, stock option, stock purchase, savings, stock bonus, paid time off, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or other plan, program or arrangement (whether written or unwritten), in each case maintained or contributed to, or required to be maintained or contributed to, by Netergy or its Affiliates for the benefit of any directors, officers or employees of Netergy or its Affiliates.

  1.1.4.  "Business Employees" means the employees of Netergy employed in the Business. Specifically, the Business Employees are: Paul Ning, Raja Gobi, Mike Roper and Clifton Burnett.

  1.1.5.  "Business Records" means all books, records (including software records), ledgers and files or other similar information (in any form or medium) Related to the Business, including vendor lists, correspondence, sales promotion literature, invoices, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, production data, purchasing materials and records, research and development files and materials relating to the Intellectual Property, data and laboratory books, accounting records, but excluding any such items to the extent (i) they are included in, or primarily related to, the Excluded Assets or Excluded Liabilities, (ii) any applicable Law prohibits their transfer or (iii) they are confidential personnel records.

  1.1.6.  "Closing" means the closing of the transactions described in Section 7.

  1.1.7.  "Code" means the U.S. Internal Revenue Code of 1986, as amended.

  1.1.8.  "Confidential Information" has the same meaning as that term is defined in the Confidentiality Agreement.

  1.1.9.  "Confidentiality Agreement" means the agreement between Netergy and Leadtek dated April 22, 2003.

  1.1.10.  "Contracts" means the agreements Related to the Business included in Schedule 2.1.3.

  1.1.11.  "Excluded Contracts" means (i) those contracts, agreements, arrangements, commitments, understandings and other instruments that are not specifically identified in Schedule 2.1.3 and (ii) those contracts, agreements, arrangements, commitments, understandings and other instruments that primarily relate to Excluded Assets or Excluded Liabilities.

  1.1.12.  "GAAP" means generally accepted accounting principles in the United States of America.

  1.1.13.  "Governmental Body" means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any governmental entity (foreign, U.S. federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, or any entity (including a court or self-regulatory organization) exercising executive, legislative, judicial, Tax, regulatory or administrative functions of or pertaining to government.

  1.1.14.  "IP Agreements" means the VCP & T2U Manufacturing License Agreement, the First Amendment to the VCPex License Agreement, the T3 and Veracity License Agreement and the Patent License.

  1.1.15.  "Law" means any law, statute, ordinance, rule, regulation, code, order, judgment, Tax ruling, injunction or decree of any Governmental Body.

  1.1.16.  "Licenses" means all licenses, agreements and other arrangements identified on Schedule 2.1.4 under which Netergy has the right to use any Proprietary Information of a Third Party to the extent Related to the Business.

  1.1.17.  "Material Adverse Change" or "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is, or is reasonably expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or other) or results of operations of the Business, taken as a whole, other than any change, effect, occurrence or state of facts (i) resulting from conditions in the United States or foreign economies or securities markets in general, (ii) resulting from conditions in the voice and video over Internet protocol communications system components industry in general and not specifically relating to the Business, (iii) directly resulting from the public announcement of the transactions contemplated by this Agreement or (iv) resulting from Leadtek's failure to consent to Netergy's request to take an action prohibited or omit to take any action required by Section 5.2.

  1.1.18.  "Nonassigned Licenses" means those licenses, agreements or other arrangements of Netergy or any of its Affiliates with respect to patents or any other Proprietary Information of any Third Party that are not specifically identified on Schedule 2.1.4.

  1.1.19.  "Person" means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body.

  1.1.20.  "Principal Equipment" means computer hardware and (subject to Section 2.2.3(iii)) software, servers, machinery, equipment, tools, parts and other similar items Related to the Business (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) that are included in Schedule 2.1.1, but excluding any such items constituting Excluded Assets or Excluded Liabilities. Principal Equipment includes rights to the warranties received from the manufacturers, sellers and distributors of said items and to any related claims, credits, rights of recovery and setoff with respect to said items to the extent such rights are transferable.

  1.1.21.  "Proprietary Information" means works of authorship, inventions, discoveries, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information and development work-in-process.

  1.1.22.  "Related to the Business" means used, held for use as of the Effective Date or contemplated to be used by Netergy exclusively in the operation or conduct of the Business. Any item or matter that primarily relates to the Excluded Assets or Excluded Liabilities shall not be "Related to the Business" for purposes of this Agreement.

  1.1.23.  "Taxes" means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker's compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Body under applicable Law.

  1.1.24.  "Third Party" means any Person not an Affiliate of the other referenced Person or Persons.
  PURCHASE AND SALE OF THE BUSINESS

  2.1.  PURCHASED ASSETS. Subject to the terms and conditions of this Agreement and in reliance on the premises, mutual agreements, covenants and representations and warranties contained herein and in the Collateral Agreements, on the Closing Date, Netergy shall sell and transfer to Leadtek, and Leadtek shall purchase from Netergy for the Purchase Price all of the rights, title and interest in the properties and assets (other than the Excluded Assets) Related to the Business, as the same exists on the Effective Date and, without limiting the foregoing, on the Closing Date (collectively, the "Purchased Assets"), including all of the items in the following categories.

  2.1.1.  The Principal Equipment;

  2.1.2.  The Proprietary Information owned by Netergy that is being assigned to Leadtek hereunder as described in Exhibit 1 ("Intellectual Property");

  2.1.3.  The Contracts;

  2.1.4.  The Licenses;

  2.1.5.  Any rights licensed to Leadtek under the IP Agreements;

  2.1.6.  The Business Records;

  2.2.  EXCLUDED ASSETS. Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and Netergy is not selling to Leadtek, and Leadtek is not purchasing from Netergy the following (collectively, the "Excluded Assets"):

  2.2.1.  Any receivables, cash, cash equivalents, bank deposits or similar cash items or employee receivables of Netergy;

  2.2.2.  Any Proprietary Information of Netergy or any Affiliate of Netergy, other than the Intellectual Property and the rights licensed to Leadtek under the IP Agreements;

  2.2.3.  Any (i) confidential personnel and medical records pertaining to any Business Employee; (ii) books and records that Netergy or any Affiliate of Netergy is required by Law to retain; provided, however, that Netergy shall, and shall cause such Affiliate to, provide Leadtek with copies of any portions of such retained books and records that relate to the Business or that relate to any of the Purchased Assets; and (iii) information management system of Netergy or any of its Affiliates;

  2.2.4.  All "Netergy Microelectronics" marked sales and marketing or packaging materials, marked samples, prototypes and other similar Netergy identified sales and marketing or packaging materials;

  2.2.5.  The Excluded Contracts and the Nonassigned Licenses;

  2.2.6.  Leased equipment included in Schedule 2.2.7;

  2.2.7.  Any of Netergy's or its Affiliates' rights, claims or causes of action against Third Parties relating to the assets, properties, business or operations of Netergy arising out of transactions occurring prior to the Closing Date; and

  2.2.8.  All other assets, properties, interests and rights of Netergy or any Affiliate of Netergy not Related to the Business.

  2.3.  PURCHASE PRICE. In consideration of the sale and transfer by Netergy of the Purchased Assets to Leadtek, and in addition to assuming the Assumed Liabilities, Leadtek shall pay to Netergy, Two Million Three Hundred Seventy Five Thousand U.S. Dollars ($2,375,000.00) (the "Purchase Price") in cash by wire transfer of immediately available funds to an account designated by Netergy's written instructions to Leadtek according to the following schedule:

  2.3.1.  Fifty percent (50%) of the Purchase Price is due on the Closing Date;

  2.3.2.  Forty six percent (46%) of the Purchase Price is due at the earlier of August 31, 2003 or the date when the VIP-1 is taped out by ST for prototype manufacturing; and

  2.3.3.  Four percent (4%) of the Purchase Price is due upon receipt by Leadtek of the documentation described in Section 11.3.

  2.4.  ASSUMED LIABILITIES.

  2.4.1.  On the Closing Date, Leadtek shall execute and deliver to Netergy one or more Assumption Agreements or other Collateral Agreements pursuant to which Leadtek shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and conditions thereof, the liabilities and obligations of Netergy pursuant to and under the Assumed Liabilities. "Assumed Liabilities" shall mean only the following liabilities and obligations with respect to the operations of the Business prior to the Closing Date (provided, however, that in no event shall the Assumed Liabilities include any Excluded Liabilities):

  2.4.1.1.  All liabilities expressly assumed by Leadtek pursuant to Section 5.2;

  2.4.1.2.  The liabilities and obligations (other than liabilities and obligations on account of breaches and violations that may continue beyond the Closing Date, including such liabilities and obligations necessary to cure, resolve or satisfy any actions relating to such breaches or violations) arising after the Closing Date under the Contracts, and the Licenses, except, in each case, for any and all liabilities or obligations accrued, or that should be or should have been accrued for in accordance with GAAP, applicable to the period prior to the Closing Date;

  2.4.1.3.  Any product warranty liabilities relating to, resulting from or arising out of products sold or consigned after the Closing Date; and

  2.4.1.4.  The obligations and liabilities incurred by Leadtek or any of its Affiliates or Subsidiaries with respect to the Transferred Employees, the Business or the Purchased Assets, known or unknown, absolute or contingent, arising after the Closing Date other than (i) as a result of events or circumstances occurring or existing on or prior to the Closing Date and (ii) obligations and liabilities expressly retained by Netergy pursuant to Sections 2.5 and 5.2.

  2.5.  EXCLUDED LIABILITIES. Notwithstanding the provisions of Sections 2.4 and 5.1 or any other provision hereof or any Schedule or Exhibit hereto, and regardless of any disclosure to Leadtek, Leadtek shall not assume or be obligated to pay, perform or otherwise discharge (and Netergy shall retain, pay and perform without recourse whatsoever to Leadtek) any liabilities, obligations or commitments of Netergy or any Affiliate of Netergy, whether direct or indirect, known or unknown, absolute or contingent other than the Assumed Liabilities (all of such liabilities, obligations and commitments not so assumed by Leadtek being referred to herein as the "Excluded Liabilities").

  2.6.  FURTHER ASSURANCES; FURTHER CONVEYANCES AND ASSUMPTIONS; CONSENT OF THIRD PARTIES

  2.6.1.  From time to time before on or after the Closing Date, Netergy and Leadtek shall, and shall cause their respective Affiliates to, take such further actions to assure Leadtek that all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Leadtek under this Agreement and the Collateral Agreements are so provided and to assure fully to Netergy and its Affiliates, and their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Leadtek under this Agreement and the Collateral Agreements including (i) transferring back to Netergy any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Leadtek at the Closing and (ii) transferring to Leadtek any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was not transferred to Leadtek at the Closing).

  2.6.2.  Nothing in this Agreement or the Collateral Agreements nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, License, Business Record, certificate, approval, authorization or other right, that by its terms or by Law is not capable of being sold, assigned, licensed, sublicensed, transferred, delivered or subleased without the consent or waiver of a Third Party or a Governmental Body or is cancelable, in whole or material part, by such Person in the event of any such sale, assignment, license, sublicense, transfer or delivery ("Nonassignable Assets") unless and until such consent or waiver shall be given.

  2.6.3.  Leadtek shall use its reasonable best efforts to assist and cooperate with Netergy to seek to obtain any consent, substitution, approval or amendment required to novate or assign all obligations under any and all Contracts or other obligations or liabilities that constitute Assumed Liabilities or to seek to obtain in writing the unconditional release of Netergy and its Affiliates so that, in any such case where a novation or assignment is obtained, Leadtek and its Affiliates shall be solely responsible for such liabilities and obligations after the Closing Date.

  2.7.  NO LICENSES. Unless expressly set forth in the Collateral Agreements, no title, right or license of any kind is granted to Leadtek pursuant to this Agreement with respect to Netergy's or any of its Affiliate's Proprietary Information, either directly or indirectly, by implication, by estoppel or otherwise.

  Representations and Warranties of Netergy. Netergy represents and warrants to Leadtek as follows:

  3.1.  Organization and Qualification. As of the Closing Date, Netergy is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on the Business as currently conducted and to own or lease and operate the Purchased Assets.

  3.2.  AUTHORIZATION; BINDING EFFECT

  3.2.1.  Netergy has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it will be a party and to affect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party have been duly authorized by all requisite corporate action.

  3.2.2.  This Agreement has been duly executed and delivered by Netergy and this Agreement is, and the Collateral Agreements to which Netergy will be a party, when duly executed and delivered by Netergy, will be, valid and legally binding obligations of Netergy, enforceable against Netergy in accordance with their respective terms.

  3.3.  NON-CONTRAVENTION; CONSENTS

  3.3.1.  Assuming that all Netergy Required Consents have been obtained or made, the execution, delivery and performance of this Agreement by Netergy, and the Collateral Agreements by Netergy, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a breach or violation of any provision of the charter, by-laws or similar organizational document of Netergy; (ii) violate in any material respect or result in a material breach of or constitute an occurrence of a material default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend in any material respect its material obligations under any lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Netergy is a party or by which it is bound or which is Related to the Business or relates to the Purchased Assets; or (iii) violate in any material respect any material Law of any Governmental Body having jurisdiction over Netergy or the Purchased Assets.

  3.3.2.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Person or any Governmental Body is required to be obtained by Netergy or any Affiliate of Netergy in connection with the execution and delivery of this Agreement and the Collateral Agreements to which Netergy will be a party or for the sale of the Purchased Assets and the consummation by Netergy of the transactions contemplated hereby or thereby, except for (i) consents or approvals of Third Parties that are required to transfer or assign to Leadtek any material Purchased Asset or assign the benefits of or delegate performance with regard thereto, as set forth in Schedule 3.3.2 ("Netergy Required Consents") and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or other) or results of operations of the Business, taken as a whole.

  3.4.  TITLE TO THE PURCHASED ASSETS; PRINCIPAL EQUIPMENT; SUFFICIENCY OF ASSETS;

  3.4.1.  To the best of its knowledge, Netergy has, and at the Closing will have, good, marketable, and valid title to, or license in, the Purchased Assets free and clear of any encumbrance.

  3.4.2.  As of the Effective Date, each material item of Principal Equipment is in good working order and operating condition and repair, reasonable wear and tear excepted, is structurally sound and free of any material defects, and is suitable and sufficient for the uses for which it is intended or used.

  3.4.3.  To the best of Netergy's knowledge, as of the Effective Date, the Purchased Assets and the Business Employees to be acquired under this Agreement and the Collateral Agreements, together with the Excluded Assets, include all assets, personnel and rights that are employed by Netergy in connection with the Business. Except for the Excluded Assets specified in Sections 2.2.1, 2.2.2, 2.2.5 and 2.2.6, the Purchased Assets and the Business Employees to be acquired under this Agreement and the Collateral Agreements are sufficient to conduct, own, operate, and maintain as currently conducted and contemplated to be conducted the Business without: (1) the need for Leadtek to acquire or license any other asset, property or intellectual property right, except those already outlined in Schedule 2.1.4, or (2) the breach or violation of any contract or commitment to which Netergy is bound or to which any of the Business Assets are subjected. In the event of an immaterial breach of this Section 3.4.3 due to Netergy's failure to identify and transfer any immaterial assets or properties or provide any immaterial services used in the Business, such breach shall be deemed cured if Netergy promptly transfers such properties or assets or provides such services to Leadtek at no additional cost to Leadtek.

  3.5.  COMPLIANCE WITH LAWS; LITIGATION

  3.5.1.  As of the Closing Date, Netergy is in compliance in all material respects with all Laws applicable to the Business, the Purchased Assets or the products and services sold by the Business.

  3.5.2.  As of the date of this Agreement no material judgment, order, writ, injunction or decree of any Governmental Body that is Related to the Business is in effect. There is no material action or governmental investigation pending or, to Netergy's knowledge, threatened against Netergy relating to the Business.

  3.6.  BUSINESS EMPLOYEES. As of the Closing Date, no Business Employee is covered by any union, collective bargaining or other similar labor agreement; nor, to Netergy's knowledge as of the Closing Date, are any actions related thereto pending or threatened.

  3.7.  CONTRACTS. Schedules 2.1.3 and 2.1.4 contain a complete and accurate list, as of the date of this Agreement, of all contracts, arrangements or understandings whereby the Business purchases or sells goods or services where the aggregate payments in any calendar year by or to Netergy under the contract in question are expected to be in excess of $50,000. Except for obligations arising from Section 5.1, no further payment from Leadtek to Netergy is to arise as a result of the contracts contained in Schedule 2.1.3 and 2.1.4.

  3.8.  ABSENCE OF CHANGES. Since April 1, 2002, Netergy has conducted and operated the Business in the ordinary course consistent with past practice (except as otherwise contemplated by this Agreement) and there has been no (i) Material Adverse Change; (ii) sale, lease, or other disposition of any properties or assets Related to the Business other than in the ordinary course of business consistent with past practice; (iii) purchase, lease or other acquisition of any properties or assets Related to the Business other than in the ordinary course of business consistent with past practice.

  3.9.  INTELLECTUAL PROPERTY

  3.9.1.  To the best of its knowledge as of the Closing Date, Netergy owns or has a valid right to assign or grant the licenses to the Intellectual Property in accordance with the IP Agreements.

  3.9.2.  No material litigation has been instituted or is pending, or, to Netergy's knowledge, has been threatened in writing as of the date of this Agreement that challenge the rights of Netergy in respect of the Intellectual Property.

  3.9.3.  Netergy warrants that to the best of its knowledge the Purchased Assets do not infringe the intellectual property rights of any third party prior to the Closing Date.

  3.9.4.  At the Closing, Netergy will provide, either by assignment, license or sublicense to Leadtek in accordance with the IP Agreements, all the Proprietary Information as to which Netergy has a right to assign, license or sublicense without paying a royalty or fee, which Leadtek requires to conduct the Business after the Closing (as the Business was conducted prior to the Closing) and to make, have made, use, lease, import, offer to sell or sell the products and/or services of the Business (as the Business was conducted prior to the Closing), as such products and/or services existed as of the Closing Date.

  3.10.  NO OTHER REPRESENTATIONS OR WARRANTIES.

  3.10.1.  Except for the representations and warranties contained in this Agreement and the Collateral Agreements, Netergy makes no representations or warranties, and Netergy hereby disclaims any other representations or warranties, whether made by Netergy or any of its Affiliates, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or thereby or the Business, notwithstanding the delivery or disclosure to Leadtek or its representatives of any documentation or other information with respect to any one or more of the foregoing.

  3.10.2.  THE TECHNOLOGY PROVIDED HEREUNDER IS SOLD "AS IS". NETERGY HEREBY DISCLAIMS ANY WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE PURCHASED ASSETS AND NETERGY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE. NETERGY DOES NOT PROVIDE A WARRANTY THAT THE PURCHASED ASSETS WILL MEET LEADTEK'S OR ITS END USERS' REQUIREMENTS, OR THAT THE OPERATION OF THE PURCHASED ASSETS WILL BE UNINTERRUPTED OR ERROR FREE. LEADTEK EXPRESSLY UNDERSTANDS AND AGREES THAT NETERGY DOES NOT WARRANT THAT THE PURCHASED ASSETS ARE FREE OF CLAIMS OF PATENT INFRINGEMENT BY ANY THIRD PARTY. NETERGY HEREBY DISCLAIMS ANY SUCH WARRANTY OR INDEMNIFICATION AGAINST PATENT INFRINGEMENT.

  3.11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as specified above for each, all warranties and representations set forth in this Agreement shall be deemed to be made again (to the extent they may be applicable) as of the Closing Date, and shall be true and accurate in all respects as of the Closing Date unless Netergy shall have otherwise notified Leadtek and Leadtek has provided its written acceptance per Section 8 below. Furthermore, except as specified above for each, all warranties and representations set forth in this Agreement shall be remain in full force and effect after the Closing Date.
  REPRESENTATIONS AND WARRANTIES OF BUYER. Leadtek represents and warrants to Netergy that:

  4.1.  ORGANIZATION AND QUALIFICATION. Leadtek is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and Leadtek has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Leadtek is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Leadtek to perform its obligations under this Agreement and the Collateral Agreements.

  4.2.  AUTHORIZATION; BINDING EFFECT

  4.2.1.  Leadtek and any Affiliate of Leadtek that is a party to any Collateral Agreement has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby, the execution, delivery and performance of this Agreement and the Collateral Agreements have been duly authorized by all requisite corporate action.

  4.2.2.  This Agreement has been duly executed and delivered by Leadtek and this Agreement is, and each of the Collateral Agreements when duly executed and delivered by Leadtek or any Affiliate of Leadtek will be, valid and legally binding obligations of Leadtek or such Affiliate, enforceable against it in accordance with its terms.

  4.3.  NON-CONTRAVENTION; CONSENTS

  4.3.1.  The execution, delivery and performance of this Agreement by Leadtek, and the Collateral Agreements by Leadtek or any of its Affiliates that is a party thereto, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) result in a breach or violation of any provision of the charter, by-laws or similar organization document of Leadtek or such Affiliate; (ii) violate in any material respect or result in a material breach of or constitute an occurrence of a material default under any provision of, result in the acceleration or cancellation of any material obligation under, or give rise to a right by any party to terminate or amend its obligations material under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Leadtek or such Affiliate is a party or by which they or their respective assets or properties are bound, or result in the creation of any material encumbrance upon any of their assets or properties; or (iii) violate in any material respect any material Law of any Governmental Body having jurisdiction over Leadtek or such Affiliate or any of their respective properties.

  4.3.2.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Person (including any Governmental Body) is required to be obtained by Leadtek, or any of its Affiliates which is a party to any Collateral Agreement, in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation by Leadtek or such Affiliate of the transactions contemplated hereby or thereby, except for such consents the failure of which to be obtained or made, could not, individually or in the aggregate, reasonably be expected to materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement or the Collateral Agreements.

  4.4.  NO INDUCEMENT OR RELIANCE; INDEPENDENT ASSESSMENT

  4.4.1.  With respect to the Purchased Assets, the Business or any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto, Leadtek has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Netergy, any Affiliate of Netergy, or any agent, employee, attorney or other representative of Netergy representing or purporting to represent Netergy that are not expressly set forth in this Agreement or in the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally.

  4.4.2.  Leadtek acknowledges that, except as explicitly set forth in this Agreement, neither Netergy nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Leadtek, or with respect to any forecasts, projections or business plans prepared by or on behalf of Netergy and delivered to Leadtek in connection with Leadtek's review of the Business and the negotiation and the execution of this Agreement.

  4.5.  SUFFICIENCY OF FUNDS. At the Closing, Leadtek or its designees, nominees or assigns (i) will have funds available to pay the Purchase Price and any expenses incurred by Leadtek in connection with the transactions contemplated by this Agreement; and (ii) will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Collateral Agreements.

  4.6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as specified above for each, all warranties and representations set forth in this Agreement shall be deemed to be made again (to the extent they may be applicable) as of the Closing Date, and shall be true and accurate in all respects as of the Closing Date unless Leadtek shall have otherwise notified Netergy and Netergy has provided its written acceptance per Section 8 below. Furthermore, except as specified above for each, all warranties and representations set forth in this Agreement shall be remain in full force and effect after the Closing Date.
  CERTAIN COVENANTS

  5.1.  CONDUCT OF BUSINESS. From and after two business days after the Effective Date and unless and until this Agreement is terminated according to Section 12 and except as otherwise contemplated by this Agreement or the Schedules and Exhibits hereto or as Leadtek shall otherwise consent to in writing, Leadtek, with respect to the Business, will carry on the Business in the ordinary course of business consistent with past practice and will assume responsibility for all direct costs related to the Business including salaries and benefits for the Business Employees and other expenses as may arise and for which Leadtek provides approval in advance, such approval not being withheld unreasonably ("Costs"). For Costs due on or before the Closing Date, Netergy will be responsible for issuing payment. Leadtek will reimburse Netergy for the Costs for which Netergy will invoice Leadtek on a twice monthly basis.

  5.1.1.  As of the Effective Date, Leadtek and Netergy agree that Leadtek's and Netergy's obligations under the VIP Agreement are suspended and Leadtek relinquishes all claims against Netergy related to the VIP Agreement.

  5.1.2.  As of the Closing Date, Leadtek and Netergy agree that the VIP Agreement is terminated and superceded by the applicable terms and conditions of this Agreement and the Collateral Agreements. As such, as of the Closing Date, Leadtek relinquishes all claims against Netergy related to the VIP Agreement.

  5.2.  BUSINESS EMPLOYEES

  5.2.1.  As of the Closing Date, Leadtek reserves the right to make offers of employment to all Business Employees. Business Employees who accept such offer of employment, as of the effective date of their employment with Leadtek or one of its Affiliates shall be referred to as "Transferred Employees." Notwithstanding any other provision of this Agreement, any Business Employee whose employment with Netergy terminates before the Closing Date shall not be a Transferred Employee, regardless of whether he or she is hired by Leadtek or any of its Affiliates, and Leadtek shall not be obligated to offer employment to any such individual. Employment of Transferred Employees with Leadtek shall be effective as of the business day following the close of business on the Closing Date ("Start Date"). Except as specifically provided in this Section 5.2, Leadtek shall indemnify, defend and hold harmless Netergy and its Affiliates from any and all claims, causes of actions, charges or suits asserted or brought by any Business Employee arising out of or in connection with the Leadtek's employment of or failure to offer employment to, or Leadtek's termination of employment of, any Business Employee not in accordance with the terms of this Agreement, including claims for severance or other separation benefits and employment discrimination claims. On the Closing Date, the Transferred Employees' employment with Netergy will be terminated according to Netergy's standard procedure. Leadtek shall regard the Transferred Employees as any new employees hired using Leadtek's standard procedures.

  5.2.2.  Netergy shall be solely responsible for all liabilities for accrued vacation, personal days, severance pay and benefits or other payments resulting from the transactions contemplated by this Agreement or arising on or prior to the Closing Date (i) with respect to the Business Employees including the Transferred Employees that arise as a result of the actual or constructive termination of their employment with Netergy and its Affiliates, (ii) with respect to Business Employees as to whom Leadtek complies with Section 5.2.1 who do not become Transferred Employees and/or (iii) that arise out of or result from actions of Netergy and its Affiliates.

  5.2.3.  Nothing herein shall be construed as a representation or guarantee by Netergy that Business Employees will accept Leadtek's or its Affiliate's offer of employment or will continue in employment following the Closing Date.

  5.2.4.  Leadtek shall assume and be responsible for all liabilities and obligations arising out of or relating to the employment of any Transferred Employee by Leadtek after the applicable Start Date.

  5.2.5.  Except as specifically provided otherwise in this Section 5.2, Netergy shall retain and be solely responsible for all obligations and liabilities arising out of or relating to: (i) Benefit Plans; (ii) the employment on or before the applicable Start Date of any Transferred Employee by Netergy and its Affiliates; (iii) the employment by Netergy and its Affiliates of any individuals (including Business Employees and former employees of the Business) who do not become Transferred Employees for any reason.

  5.2.6.  No provision of this Section 5.2 shall be construed to require the provision of compensation and benefits to Transferred Employees following termination of their employment with Leadtek, other than compensation and benefits that are by their nature provided after termination of employment (such as severance pay and retirement benefits).

  5.2.7.  Schedule 5.2.7 contains a list of all employment contracts including trade secret protection policies, all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Netergy is a party or by which Netergy is bound that are related to the Business Employees. To the best of Netergy's knowledge, all these contracts and arrangements are in full force and effect, and neither Netergy nor any of its Affiliates are in default under any of them, nor has any event occurred that with notice, lapse of time, or both would constitute a default by Netergy under any of these agreements. There have been no claims of defaults and, to the best of Netergy's knowledge, there are no facts or conditions that if continued, or on notice, will result in a default under any of these contracts or arrangements. There is no pending or, to Netergy's knowledge, threatened labor dispute, strike, or work stoppage affecting or related to the Business or the Purchased Assets. To the best of its knowledge, Netergy has complied with all applicable laws for each of its and its Affiliates respective employee benefit plans, including the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") if and to the extent applicable. There are no threatened or pending claims by or on behalf of any such benefit plan, or any employee covered under any such plan, that allege a breach of fiduciary duties or violation of other applicable state of federal law, nor is there, to Netergy's knowledge, any basis for such a claim. Except as set forth in Schedule 5.2.7, Netergy has not entered into any severance or similar arrangement in respect of the Business Employees that will result in any absolute or contingent obligation of Leadtek to make any payment to any Business Employees.

  5.3.  REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Collateral Agreements.

  5.4.  ADVICE OF CHANGES. Netergy will promptly advise Leadtek in writing of (i) any event known to Netergy that would render any representation or warranty of Netergy contained in this Agreement or any Collateral Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (ii) any change, condition or event that has had or could reasonably be expected to have a Material Adverse Effect or (iii) any failure of Netergy to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

  5.5.  USE OF NETERGY'S NAME. Leadtek agrees that as soon as reasonably practicable after the Closing, it shall mark products and other property, both internally and externally, with Leadtek's name and mark and shall remove and cease to mark products and other property with the names, marks or other indicia of "Netergy," "Netergy Microelectronics," "NME," the Netergy logo or other similar mark of Netergy or its Affiliates.

  5.6.  NON-SOLICITATION OF EMPLOYEES.

  5.6.1.  Neither Netergy, nor any of its Affiliates will at any time prior to one (1) year from the Closing Date, directly or indirectly, solicit the employment of any Transferred Employee or induce or encourage, or assist others to induce or encourage, any Employee to decline an employment arrangement with Leadtek, in each case without Leadtek's prior written consent. This restriction shall not apply to any Employee whose employment with Leadtek or its successor is terminated after the Closing.

  5.6.2.  Neither Leadtek, nor any of its Affiliates will at any time prior to one (1) year from the Closing Date, directly or indirectly, solicit the employment of any employee of Netergy without Netergy's prior written consent. This restriction shall not apply to any employee whose employment with Netergy is terminated after the Closing.

  5.7.  NON-COMPETITION. As a result of the transactions contemplated hereunder, neither Netergy nor its Affiliates will have any rights to sell or license the Intellectual Property. Furthermore, as an additional consideration for the Purchase Price, Netergy and its Affiliates agree that for two (2) years from the Effective Date, neither Netergy nor its Affiliates will develop a semiconductor that is directly competitive to the VIP-1 as defined in the Intellectual Property description.

  5.8.  INSURANCE. While Netergy does not maintain its own insurance policies, its assets and employees are covered under 8x8, Inc. ("8x8") corporate insurance policies, including, but not limited to, workers' compensation, property and casualty, and general liability. 8x8 maintains (1) insurance on all of Netergy's assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (2) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. 8x8 is not in default with respect to payment of premiums on any such policy. To the best of Netergy's knowledge, no claim is pending under any such policy related to the Business or the Purchased Assets.
  CONFIDENTIAL NATURE OF INFORMATION

  6.1.  CONFIDENTIALITY AGREEMENT. Leadtek agrees that the Confidentiality Agreement shall apply to (a) all documents, materials and other information that it shall have obtained regarding Netergy or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Leadtek or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, such information; provided, however, that subject to Section 6.2.1, the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to any such information that is Related to the Business.

  6.2.  SELLER'S CONFIDENTIAL INFORMATION

  6.2.1.  Except as provided in Section 6.2.2, after the Closing, Leadtek agrees that it shall treat as the property of Netergy and shall not disclose to any Third Parties (other than Leadtek's advisors and agents who receive the information in confidence) all Confidential Information with respect to Netergy's and its Affiliates' respective businesses (other than the Business) that is received from, or made available by, Netergy or an Affiliate or employee or representative of Netergy in the course of the negotiation or consummation of the transactions contemplated hereby except for such Confidential Information as is assigned or transferred to Leadtek as part of the Purchased Assets, or otherwise in accordance with this Agreement or the IP Agreements. Leadtek shall not use the foregoing Confidential Information of Netergy for any purposes other than those expressly authorized under this Agreement nor disclose such information to any other Persons except where reasonably required for the uses for which rights are granted hereunder or as expressly permitted by this Agreement.

  6.2.2.  Except to the extent that disclosure thereof is required under accounting, stock exchange or applicable Law (including the U.S. federal securities laws), the terms and conditions of this Agreement, and all attachments and amendments hereto and thereto shall be considered Confidential Information protected under this Section 6.

  6.3.  PROPRIETARY INFORMATION RELATED TO THE BUSINESS. From the date of this Agreement until and after the Closing, Netergy agrees that it shall (and shall cause its Affiliates to) keep confidential any Confidential Information Related to the Business, and other information that may be assigned or transferred to Leadtek pursuant to this Agreement or the Collateral Agreements, including information of the type referred to in Section 6.2.1 but Related to the Business.
  CLOSING DATE. The Closing shall take place at the offices of Netergy, located at 2445 Mission College Blvd., Santa Clara, CA at 10AM, within five (5) business days following the date on which the last of the conditions specified in Section 8 is satisfied or waived, or at such other place or time or on such other date as Netergy and Leadtek may agree upon in writing (such date and time being referred to herein as the "Closing Date").

  CONDITIONS PRECEDENT TO CLOSING

  8.1.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligations of Leadtek to affect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which conditions may be waived in writing by Leadtek in its sole discretion:

  8.1.1.  Representations and Warranties of Netergy. The representations and warranties of Netergy contained in this Agreement or any Collateral Agreement or in any schedule, exhibit, certificate or document delivered pursuant to the provisions hereof or thereof or in connection with the transactions contemplated hereby or thereby shall be true and correct in all respects (without regard to any qualifications therein as to materiality or Material Adverse Effect) both when made and as of the Closing Date.

  8.1.2.  Performance by Netergy. Netergy shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Collateral Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

  8.1.3.  The execution of a definitive agreement between Leadtek and ST Microelectronics N.V. ("ST") for the transfer and assignment of the rights and obligations of the STMicroelectronics N. V. and 8x8 LX Video Development License Agreement executed by and between 8x8 and ST on March 15th 2002 and any other terms and conditions as mutually agreed to by Leadtek and ST.

  8.2.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligations of Netergy to affect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which conditions may be waived in writing by Netergy in its sole discretion:

  8.2.1.  Representations and Warranties of Leadtek. The representations and warranties of Leadtek contained in this Agreement or any Collateral Agreement or in any certificate or document delivered pursuant to the provisions hereof or thereof in connection with the transactions contemplated hereby or thereby shall be true and correct in all respects (without regard to any qualifications therein as to materiality or any similar standard) both when made and at and as of the Closing Date.

  8.2.2.  Performance by Leadtek. Leadtek or its assignees, designees or nominees shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Collateral Agreement to be performed or complied with by it or them prior to or at the Closing, including executing the Collateral Agreements.

  8.3.  EFFECT OF CERTAIN WAIVERS OF CLOSING CONDITIONS. If prior to the Closing any party (the "Waiving Party") receives written notice from the other party of any breach or breaches by such other party of any representation, warranty or covenant contained in this Agreement and such other party acknowledges in writing that the effect of such breach or breaches, individually or in the aggregate, is a failure of any condition to the Waiving Party's obligations set forth in this Section 8 and the waiving party proceeds with the Closing, the Waiving Party shall be deemed to have waived such breach with respect to the matters specifically identified in such written acknowledgement, and the Waiving Party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Section 9, to sue for damages or to assert any other right or remedy for any Losses arising from such condition or breach, notwithstanding anything to the contrary contained in this Agreement on in any certificate delivered pursuant hereto.
  INDEMNIFICATION

  9.1.  Netergy and Leadtek shall indemnify, defend and hold harmless the other party hereto and any employee, representative, agent, director, direct or indirect member, direct or indirect partner, officer or Affiliate of such party and such party's named assignees, designees and nominees (each an "Indemnified Party") from and against any and all actions, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorneys' fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, "Losses") incurred or suffered by any Indemnified Party arising out of, resulting from or relating to (i) the failure of any representation or warranty of the Indemnifying Party contained in this Agreement or any Collateral Agreement to have been true and correct when made or as of the Closing Date or at such different date or period specified for such representation or warranty or (ii) the breach by the Indemnifying Party of any covenant or agreement of such Indemnifying Party contained in this Agreement or any Collateral Agreement to the extent not waived by the other party hereto.

  9.2.  Netergy further agrees to indemnify and hold harmless Leadtek and any other Indemnified Party of Leadtek from and against any Losses incurred or suffered by such Indemnified Party arising out of, resulting from, or relating to: (i) any of the Excluded Liabilities; (ii) any liabilities and obligations that are made the responsibility of Netergy and/or any of its Affiliates under Section 5.2.

  9.3.  Leadtek further agrees to indemnify and hold harmless Netergy and any other Indemnified Party of Netergy from and against any Losses incurred or suffered by such Indemnified Party arising out of, resulting from, or relating to: (i) any of the Assumed Liabilities; and (ii) any medical, health or disability claims of any Transferred Employee relating to services rendered or benefits earned after the Closing Date but specifically excluding any such claims arising from Netergy's employment of the Transferred Employees on or before the Closing Date.

  9.4.  The indemnification provided in this Section 9 shall be the sole and exclusive remedy after the Closing Date for monetary damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein.

  9.5.  The party from whom indemnification is sought ("Indemnifying Party") shall pay all costs, damages, and reasonable attorneys' fees and expenses relating to the Indemnified Party's defense resulting from any suit, claim, demand, or other action by a Third Party against the Indemnified Party ("Third Party Claim"), provided that: (i) The Indemnified Party gives written notice to the Indemnifying Party within ten (10) business days of notice of such Third Party Claim; (ii) The Indemnified Party allows to the Indemnifying Party at its expense through attorneys of its own choice, to exclusively defend or control the defense of any Third Party Claim; and (iii) The Indemnified Party assists Indemnifying Party in all reasonable aspects in such investigation and defense, and is reimbursed by Indemnifying Party for all the reasonable costs incurred in collaborating in such investigation and defense.
  LIMITATIONS OF LIABILITY

  10.1.  IN NO EVENT SHALL THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY ARISING UNDER THIS AGREEMENT AND THE COLLATERAL AGREEMENTS EXCEED THE AMOUNTS PAID BY LEADTEK TO NETERGY HEREUNDER MINUS CERTAIN COSTS INCURRED BY NETERGY HEREUNDER INCLUDING CERTAIN EXPENSES RELATED TO BUSINESS EMPLOYEE BONUSES AND COMMISSIONS, THE COSTS TO MAINTAIN CERTAIN SOFTWARE ASSETS AND THE COST TO ACQUIRE CERTAIN LICENSES OR LICENSE TRANSFERS.

  10.2.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS), CAUSED BY ANY BREACH OF ITS OBLIGATIONS TO THE OTHER ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
  TAX MATTERS. Netergy and Leadtek acknowledge and agree that:

  11.1.  Netergy will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Netergy to any Business Employee in connection with the operation or conduct of the Business prior to or on the Closing Date. To the best of its knowledge, as of the Closing Date Netergy and its Affiliates are in full compliance with all applicable requirements of the California Employment Development Department with respect to the Transferred Employees;

  11.2.  Leadtek will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Leadtek to any Transferred Employee in connection with the operation or conduct of the Business after the Closing Date;

  11.3.  Netergy will be responsible for any sales or income tax liabilities incurred for the Purchased Assets prior to or on the Closing Date as a direct result of the transaction contemplated herein. Netergy shall provide Leadtek a copy of the quarterly sales tax return filed with the California Board of Equalization ("BOE") by 8x8 and supporting documentation to support the remittance being made to the BOE, and proof of remittance (e.g., cancelled check) for the tax period(s) affected by the transactions contemplated hereunder;

  11.4.  Netergy has, or prior to the Closing Date will have prepared and timely filed all required federal, state and local returns, estimates, information statements and reports ("Returns") relating to any and all taxes concerning or attributable to the operations of the Business, and such Returns are true and correct and have been completed in accordance with applicable law; and

  11.5.  To the best of Netergy's knowledge, there is no tax deficiency outstanding, assessed or proposed against Netergy or its Affiliates, nor has Netergy or its Affiliates executed any waiver of any statute of limitations on or extending the period for assessment or collection of any tax. An audit of 8x8's sales and use tax remittances was conducted by the Sales and Use Tax Department of the BOE. This audit covered the peiord from April 1, 2000 through March 31, 2003. 8x8 has paid all tax, interest and penalties assessed for the examination period.
  TERMINATION.

  12.1.  This Agreement shall commence upon the Effective Date and shall continue in perpetuity, unless earlier terminated at any time prior to the Closing Date by either party.

  12.2.  EFFECT OF TERMINATION.

  12.2.1.  In the event of the termination of this Agreement in accordance with this Section 12, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the obligations of the parties hereto as provided in Sections 6, 5.1 (except that Netergy will credit Leadtek for expenses invoiced to and paid by Leadtek for the first thirty (30) days from the Effective Date except any VIP tape out charges), 13.2 and this Section 12.2, and except that, notwithstanding anything in this Agreement to the contrary, neither Netergy nor Leadtek shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

  12.2.2.  Furthermore, in the event of termination of this Agreement in accordance with this Section 12, Netergy's and Leadtek's obligations under the VIP Agreement will be reinstated with any modifications to the VIP Agreement terms and condition that are mutually agreed to by Leadtek and Netergy.

  The provisions of Sections 1, 6, 10, 12 and 13 shall survive any termination of this Agreement.
  MISCELLANEOUS PROVISIONS

  13.1.  NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if personally delivered; mailed by certified or registered mail, return receipt requested; sent express delivery; or sent via facsimile with receipt confirmed to the other party at the following address or to such other address or addresses of which the respective party shall have notified the other.

  If to Netergy, to:

  Netergy Microelectronics, Inc.
  Attn: CEO
  2445 Mission College Boulevard
  Santa Clara, CA 95054
  Telephone: 408-727-1212
  Facsimile: 408-980-0432

  With copies to:

  8x8, Inc.
  Attn: CEO
  2445 Mission College Boulevard
  Santa Clara, CA 95054
  Telephone: 408-727-1885
  Facsimile: 408-980-0432

  If to Leadtek, to:

  Leadtek Research, Inc.
  Attn: CEO
  18F, No. 166, Chien-Yi Rd.
  Chung Ho, Taipei Hsien, Taiwan, R.O.C
  Telephone +886-2-8226-5800
  Facsimile: +886-2-8226-5801

  13.2.  EXPENSES. Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

  13.3.  NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement is not intended to and shall not be construed to give any Person other than the parties signatory hereto and their respective successors, designees and assigns any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

  13.4.  HEADINGS. The heading preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

  13.5.  INTERPRETIVE MATTERS. Unless otherwise expressly stated herein, for purposes of this Agreement, the words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; and the word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

  13.6.  ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supercede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

  13.7.  ASSIGNMENT. This Agreement may not be assigned by either party, nor any of such party's rights or obligations hereunder, to any third party including without limitation through a U.S. Bankruptcy Code Chapter 11 reorganization, without prior written consent of the other party. For purposes of this section, a change of control of a Party resulting from one transaction or a series of related transactions shall be deemed to result in an assignment or transfer of this Agreement. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise. In the event that this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto.

  13.8.  SEVERABILITY. If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.

  13.9.  GOVERNING LAW. This agreement shall be governed by, construed and interpreted in accordance with the laws of the state of California without respect to its conflict of law provisions, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. Jurisdiction for litigation of any dispute, controversy or claim arising out of or in connection with this Agreement, shall be only in a Federal or a State Court having subject matter jurisdiction located in San Jose, California, USA.

  13.10.  EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  13.11.  PUBLIC ANNOUNCEMENT. Netergy and Leadtek will issue the mutually agreed to joint press release based on the draft contained in Exhibit 2 on the day after the Closing Date. Otherwise, neither party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party's prior written consent. However, either party is free to file with the United States Securities and Exchange Commission ("SEC") or other relevant government agencies any document required to be filed thereon advice of counsel (redacted in a form advised by counsel).

  13.12.  NO PARTNERSHIP. In giving effect to this Agreement, no party shall be or be deemed to be an agent or employee of another party for any purpose, and that their relationship to each other shall be that of independent contractors. Nothing in this Agreement shall constitute a partnership or a joint venture between the parties. No party shall have the right to enter into contracts or pledge the credit of or incur expenses or liability on behalf of the other party.

  13.13.  WAIVER. The waiver by either party of the remedy for the other party's breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.

  13.14.  AMENDMENT. No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by the respective authorized representative of each party.

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the Effective Date.

For Netergy Microelectronics, Inc.	For Leadtek Research, Inc.
Name:____________________________	Name:____________________________

Title:_____________________________	Title:_____________________________

Signature:_________________________	Signature:_________________________